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BIGLARI HOLDINGS INC.
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Biglari Holdings Inc. (“Biglari Holdings”) has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Biglari Holdings’ director nominees at its 2015 annual meeting of shareholders.

On March 25, 2015, Biglari Holdings issued the following press release containing a letter mailed to its shareholders:

Biglari Holdings Urges Shareholders To Protect

Their Investment From Groveland

- Believes Groveland’s attempt to take over the Company without paying for it would harm all shareholders –

- Reminds shareholders that since Sardar Biglari became CEO, total shareholder return has outpaced S&P 500 by 175% –

- Urges shareholders to vote the BLUE Proxy Card today to elect all Biglari Holdings Nominees –

San Antonio, TX, March 25, 2015 – Biglari Holdings Inc. (NYSE: BH) (“Biglari Holdings” or the “Company”) today released an open letter to shareholders regarding the Company’s 2015 Annual Meeting of Shareholders, to be held April 9, 2015.  A small hedge fund, Groveland Capital LLC (“Groveland”), which has disclosed a diminutive ownership stake in the Company of approximately 0.167%, is attempting to replace the entire Board of Directors of Biglari Holdings with a slate of nominees that the Company believes is wholly unqualified.  Biglari Holdings is concerned that Groveland and its nominees are motivated by self-interest, rather than the best interests of all shareholders and have no long-term value-creating plan for the Company’s diverse businesses.

The full text of the letter is as follows:

Dear Shareholders of Biglari Holdings Inc.:

By now, you have received yet another letter from a small firm called Groveland Capital LLC (“Groveland”) that is hoping to take over your $1 billion Company with only a $1 million investment.  Based on the information that Groveland has been disseminating, it appears only one of two things could be true: 1) they do not understand our business on even a rudimentary level or 2) they are deliberately aiming to distract our shareholders from what truly matters — maximizing value over the long-term.  Consider the following:

The Truth Is in the Numbers:  Biglari’s Long-term Performance

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By selecting discrete time periods to evaluate the performance of our stock, Groveland completely disregards the long-term performance of Biglari Holdings’ stock and its investments, both of which have far outstripped our benchmark, the S&P 500 Index.

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In relying on conventional financial metrics such as operating income and EBITDA to measure the progress of our business, Groveland betrays its fundamental misunderstanding of our economic objective of maximizing per-share intrinsic value over the long-term.

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Groveland fails to appreciate the underlying rationale behind the significant yet disciplined investments we have made in our businesses, among other things, to expand our franchise model for Steak n Shake and turn around the Maxim brand.  Willingly and sensibly we trade near-term profits for higher long-term cash flows.

Who is Groveland?

As a firm too small to be required to disclose its assets to the SEC, one could be forgiven for not readily knowing the answer to this question.  We are concerned that Groveland is trying to make a name for itself at our shareholders’ expense.  However, there are a number of things we DO know about Groveland that we feel shareholders should consider:

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Groveland is trying to take control of your Company without paying for it.  Groveland and Nick Swenson have a minuscule stake (0.167%) in Biglari Holdings, and Groveland’s remaining five nominees own zero shares of the Company.  One nominee, Seth Barkett, who is also Mr. Swenson’s partner at Groveland, completely sold out of Biglari Holdings shares one month before Groveland nominated its slate to replace the entire Board of Biglari Holdings. Ask yourself:  How can Groveland, as a 0.167% shareholder who is attempting to take over your Company, possibly have interests that are aligned with yours?

•	Groveland’s nominees have no experience running a business anywhere near the size or complexity of Biglari Holdings.

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Groveland’s “plan” for our business is really no plan at all.  Do not be fooled by Groveland’s broad generalizations and empty watchwords.  We have no doubt that Groveland’s “plan” would have disastrous consequences for our businesses, employees, and shareholders.

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Nick Swenson has broken promises to shareholders in the past.  Mr. Swenson previously ran proxy contests at nano-cap companies like Air T and Pro-Dex on a “corporate governance reform” platform, only to reverse course soon after taking control. Mr. Swenson may state he is in pursuit of “corporate governance reform” when in actuality it is clear to us he is in pursuit of “corporate control.” Biglari Holdings’ shareholders cannot afford to have Swenson’s history repeat itself.

Groveland’s False and Misleading Claims

Although we would prefer not to engage in a point-counterpoint exchange with Mr. Swenson, we believe the record needs to be set straight on the following:

•	Groveland Claim: “[I]t seems to us that Steak n Shake was far from insolvent back in 2008.”

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The Truth:  Steak n Shake was within 90 days of insolvency.  Whereas Groveland contends that EBITDA was positive, in reality, Steak n Shake was millions of dollars in the red. When I became CEO in August 2008, Steak n Shake’s customer traffic was declining year-over-year by over 10%, cash flows were negative, and the company was out of compliance with its debt covenants.  Its lenders demanded a reduction in its debt, and after all possible avenues had been exhausted, one lender stated in an e-mail to management: “We have done all we can.”  Under present management, Steak n Shake has experienced one of the great brand turnarounds in the history of the restaurant industry. In a true testament to the enduring power of the brand which we have resurrected, Steak n Shake announced yesterday that it will achieve its 25th consecutive quarter of same-store sales growth.

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•	Groveland Claim: Groveland has raised questions about our acquisition of Maxim and the expenses we have incurred to revitalize this globally-recognized brand.

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The Truth:  We view Maxim as an opportunity to achieve another turnaround success story in a similar vein as Steak n Shake. Value is not determined by one- or two-year cash flows; otherwise, there would be very few turnarounds and start-ups.  Thus far, we have completely revamped the magazine’s entire staff, upgraded the publication, and more than tripled Maxim’s advertising revenue in March 2015, as compared with the same issue in March 2014 — all in the first year under our ownership.  Groveland’s focus on the immediate impact of these efforts concerning our earnings statement once more ignores the significant long-term value we expect to be created under our management for the benefit of all shareholders.

•	Groveland Claim: I receive “outsized compensation” for my dual roles as CEO of our operating businesses and for managing our investments.

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The Truth:  For serving as CEO of Biglari Holdings, I received $900,000 in total compensation in fiscal 2014.  For my role managing our investments, the fee structure for Biglari Capital Corp. (“BCC”), of which I am Chairman, is far more favorable than those charged by hedge funds and comparable publicly traded companies with similar structures. Unlike most other firms, BCC does not receive any fee based on assets under management, only a fee premised on the performance of our investments (which are subject to both a 6% hurdle rate and a high-water mark). Moreover, performance has been nothing short of extraordinary.  From August 2009 through December 31, 2014, Biglari Holdings has earned $490 million in investment gains.  As a result, Biglari Holdings’ balance sheet has grown exponentially from a standing start of $1.6 million in cash in 2008 to over $917 million of cash and investments on December 31, 2014.

•	Groveland Claim: I sold BCC to Biglari Holdings for $4.2 million, then bought it back for only $1.7 million.

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The Truth:  I sold BCC to Biglari Holdings for a purchase price of one dollar ($1.00).  The difference between the $4.2 million erroneously and repeatedly referenced by Groveland and that of the $1.00 actual purchase price represents my capital account in BCC.  In other words, I just received a return of my own capital.  Again, Groveland appears to be either incapable of understanding our disclosure or incapable of presenting the facts.

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•	Groveland Claim: Mr. Swenson states that the rights offering he conducted at Pro-Dex “did not result in oversubscription by any shareholder.”

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The Truth:  Although such was not the result, it was certainly Mr. Swenson’s intent.  Mr. Swenson and another director gave themselves the sole opportunity to obtain 100% of the oversubscription privilege of the rights offering, to the exclusion of all other shareholders, who had no ability to transfer their rights or to participate in the oversubscription.  The only reason shareholders did not suffer an extreme dilution of their interests at the hands of Mr. Swenson was apparently because Mr. Swenson did not do his homework: he failed to realize at the outset that the exercise of the backstop would jeopardize Pro-Dex’s ability to use its net operating loss carryforwards.  This form of a dilutive rights offering stands in stark contrast to the rights offerings that were carefully planned and conducted by Biglari Holdings, in which all shareholders were treated equally.

•	Groveland Claim: “Mr. Swenson’s actions regarding Sun Country Airline are above reproach.”

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The Truth:  In October 2006, Mr. Swenson’s former firm and Tom Petters jointly announced their acquisition of Sun Country Airlines. Their firms were co-investors and Swenson and Petters were both board members between 2006 and 2007. Mr. Swenson conveniently glosses over this period of time, during which he served on the Sun Country board together with Tom Petters, who was subsequently convicted of orchestrating the third largest Ponzi scheme in U.S. history behind only Bernie Madoff and Allen Stanford. Mr. Swenson may try to gloss over his business dealings with convicted Ponzi Schemer Tom Petters, but to us at a minimum it demonstrates extremely poor judgment.

•	Groveland Claim: Groveland has a “clear plan of action” for Biglari Holdings.

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The Truth:  It is clear to us that Groveland’s plan is really no plan at all.  Groveland’s “plan” consists of installing a recycled “interim” CEO (who is currently serving as a consultant) with restaurant experience and performing a “financial, operational, and strategic review of Maxim, First Guard Insurance, and Western Sizzlin.” No question in our minds that the momentum of all our businesses would become derailed under Mr. Swenson’s so-called “plan.” Mr. Swenson also neglects to mention how he would manage the Company’s significant investments.  Furthermore, overseeing this “plan” would be Groveland’s slate of nominees, who have no experience running a multifaceted business of the size, scale, and scope of Biglari Holdings, and none of whom manages an equity portfolio anywhere close to the magnitude of ours.

•	Groveland Claim: Groveland’s ownership of 0.167% of Biglari Holdings stock is a “meaningful position.”

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The Truth:  For a group attempting to take control of your Company, we sincerely doubt this is what Mr. Swenson had in mind when he stated in a prior proxy contest, “Without ‘skin’ in the game, we believe the Board is not motivated to create value for shareholders.” It is evident to us that Groveland’s interests are not aligned with yours. Mr. Swenson claims he is engaged in “true public service.” Given his past track record, does Mr. Swenson actually expect shareholders to believe he is trying to take control of your Company for altruistic reasons? What, then, is Mr. Swenson’s motivation for taking over a $1 billion company with a $1 million investment?

Ask yourself if you would trust your investment in the hands of this Groveland group?  We believe the answer is a resounding NO.

The vote at our 2015 Annual Meeting is a vote for the future of your investment in our Company.  Do not be fooled by the false, inane propaganda Groveland is disseminating.  We trust that our shareholders will make the correct decision so that together we may continue on our journey to achieve maximum long-term value.  We urge you to review our detailed investor presentations at http://www.okapivote.com/biglari, which we believe contain the actual facts you need to know to make the right decision for the future of our Company. Be sure to vote the BLUE proxy card today to elect all six Biglari Holdings nominees to the Board.  We look forward to continuing to serve as the stewards of your capital.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor:

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, NY 10022
(212) 297-0720
Shareholders Call Toll-Free at: (877) 279-2311
E-mail: info@okapipartners.com

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.

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